Exhibit 99.1

Bidz.com, Inc. Announces Exceptional Financial Results of $8.2 million of pre-tax Income for the Fourth Quarter and $20.7 million pre-tax income for the Full Year 2007 that Significantly Exceeds Guidance and Raises 2008 Guidance

•                  Fourth quarter revenues increase 68% year-over-year to $63.2 million

•                  2007 revenues increases 42% year-over-year to $187.1 million

•                  Fourth quarter gross margins increase to 31.2% from 20.4% year-over-year

•                  2007 gross margins increase to 29.1% from 23.7% year-over-year

•                  Fourth quarter pre-tax income increases 766% year-over-year to $8.2 million

•                  2007 pre-tax income increase 275% year-over-year to $20.7 million

•                  Fourth quarter EPS increases 625% to $0.29 from $0.04 in prior year

•                  2007 EPS increases 200% to $0.69 from $0.23 in prior year

•                  Increases 2008 pre-tax income guidance to $25-26 million, and expects fully taxed GAAP EPS of $0.49-$0.53

•                  Introduces revenue guidance for Q1 2008 of $59-$61 million, and expects pre-tax income of approximately $6.5-$7.3 million, fully taxed GAAP EPS of $0.14-$0.16

•                  Substantially increased cash flow, EBITDA and liquidity

LOS ANGELES, CA, February 28, 2008 —Bidz.com, Inc. (NASDAQ: BIDZ), a leading online auctioneer of jewelry today reported exceptional financial results for the three and twelve months ended December 31, 2007, significantly exceeding its previous guidance, and substantially higher than any prior period.

Net revenues for the fourth quarter of 2007 were $63.2 million, a 68% increase compared with $37.6 million reported in the fourth quarter of 2006. The substantial increase was due to the continued demand for the Company’s jewelry products, increased customer traffic, and increased participation in its dynamic and unique auction format. In the fourth quarter the Company saw significant increases in all its key revenue metrics; the number of new buyers increased 56% to approximately 110,000, the average selling price per order increased over 37% to $169, average orders per day increased over 18% to over 4,400, average items sold per day increased 31% to over 12,700 and acquisition cost per new buyer increased 41.7% to $51 from $36.

	Three months ended
	December 31,
	2007	2006	Change
Number of new buyers	109,883	70,419	56.0%
Average selling price per order (gross)	$169	$123	37.4%
Average orders per day	4,443	3,757	18.3%
Average items sold per day	12,709	9,685	31.2%
Acquisition cost per new buyer	$51	$36	41.7%

The Company’s pre-tax income for the fourth quarter of 2007 was $8.2 million, significantly exceeding its revised guidance of $5.6-$6.0 million, and compared to $1.0 million in the prior period in 2006. Net income for the fourth quarter of 2007 increased to $8.2 million, or $0.29 per fully diluted share on 28.5 million weighted average shares outstanding, compared to net income of $1.0 million, or $0.04 per fully diluted share on 23.8 million weighted average shares outstanding in the same period of 2006.

“We are very pleased to announce our much stronger than anticipated results and exceptional profitability in the fourth quarter and full year 2007. During the quarter we executed on all fronts and continue to see strong momentum as we enter 2008. Our over seven fold increase in pre-tax income from the prior year is a testament to both the strength and wide-spread appeal of our business model. The quarter marked our 16th consecutive quarter of profitability and we expect to continue this trend with increasing profitability in 2008 and beyond,” said, David Zinberg, President and Chief Executive Officer of Bidz.com. “We are very focused on continuing to deliver great value, quality, service and choice to both our loyal and new customers. We are committed through our outstanding business results and our announced share repurchase program to fully restore value for our shareholders.”

David Zinberg, continued, “During the quarter we achieved some important milestones including a major technology upgrade of our auction platform and $1 million sales in one day for the first time, and subsequently have achieved this revenue level on numerous occasions. We also have some exciting new initiatives that we expect to roll out soon. We will launch an online retail store, “BUYZ”, which will provide additional features such as diamond search and the ability to customize your own ring. Additionally we plan to grow our international sales by translating our site into additional languages. With the uncertain economic environment and the fact that these are new initiatives for us, we have not factored these initiatives into our expected guidance for 2008. After these initiatives are launched, we will adjust our outlook/guidance as appropriate. We have also significantly increased our customer service efforts and will continue to do so. We are very excited about the many large and lucrative opportunities ahead.”

Lawrence Kong, Chief Financial Officer, said, “We continue to see strong cash flow from net profits which is more than adequate to fund all our working capital needs, capital expenditures, provide liquidity and fund share repurchases. We recently increased our credit facility to $25 million with Bank of America which is another reflection of our increasing profitability and strong and improving cash flow. We intend to begin purchasing shares, and believe that the current share price does not appropriately reflect the excellent results of both the last quarter and year and our prospects for the future. David, the management team and our board of directors will continue to aggressively work towards delivering transparency, excellent financial results and increasing shareholder value.”

In the fourth quarter, gross profit increased 158% to $19.8 million from $7.7 million in the fourth quarter of 2006.  Gross margins in the fourth quarter of 2007 were 31.2%, compared with 20.4% in the same period of 2006. Gross margins benefited from co-op marketing contributions that reduced the Company’s cost of sales by $4.0 million or 6.3% of net revenue. The co-op marketing contributions are charged against cost of sales over the estimated inventory turnover period.

Operating expenses in the fourth quarter 2007 increased to $11.4 million compared to $6.7 million in the prior year period. Operating expenses as a percentage of sales was relatively flat at 18%. The absolute dollar increases were primarily in the areas of increased marketing campaigns to attract new buyers and an increase in salaries and SOX compliance costs within the G&A expenses. The Company increased its personnel from 198 at year end 2006, to 240 at year end 2007.

For the twelve months ended December 31, 2007, revenues were $187.1 million, exceeding its previous guidance of $180-$182 million, and a 42% increase compared with $131.8 million reported for the twelve months ended 2006. Gross profit increased 75% to $54.4 million from $31.2 million in the twelve months ended 2006.  Operating expenses for the year saw positive leverage and were $33.5 million, or 18% of sales, compared to $25.7 million, or 20% of sales in the same period a year ago. For the twelve months ended December 31, 2007, income from operations increased significantly to $20.9 million, or 11% of sales, as compared to $5.5 million, or 4% of sales in the same period a year ago.

The Company’s pre-tax income for the twelve months ended December 31, 2007 was $20.7 million, significantly exceeding its previous guidance of $18.0-$18.5 million and compared to $5.5 million in 2006. Net income for the twelve months ended December 31, 2007 increased  236% to $18.1 million, or $0.69 per fully diluted share on 26.3 million weighted average shares outstanding, compared to $5.4 million, or $0.23 per fully diluted share on 23.8 million weighted average shares outstanding, in the same period of 2006. For the year ended December 31, 2007, income tax expenses were $2.5 million, with an effective tax rate of 12.3%, compared to $120,000 with an effective tax rate of 2.2% in the prior year period. In 2007, the Company had recognized deferred tax benefit of $3.0 million which decreased the tax rate.

As of December 31, 2007, the Company had $4.8 million in cash. The Company has working capital of $31.1 million and no long-term debt. The Company has no outstanding balance on its $25 million revolving line of credit, as of February 28, 2008.

The Company also disclosed David Zinberg’s Rule 10b5-1 Trading Plan has been terminated effective immediately. This plan was originally implemented in August 2007, after Mr. Zinberg voluntarily reduced his annual salary to $1, with no stock option grants. The Board of Directors has reinstated Mr. Zinberg’s annual salary of $290,000 per annum, as well as his eligibility to earn an annual bonus, effective March 1, 2008.

Business Outlook/Guidance

The Company is introducing new revenue guidance for the first quarter of 2008 of $59-$61 million, pre-tax income of approximately $6.5-$7.3 million and, fully taxed GAAP EPS of $0.14-$0.16. This compares to revenue of $44.7 million for the first quarter of 2007 and pre-tax income of $3.5 million.

For the full year 2008, the Company is raising its pre-tax income guidance to $25-26 million, fully taxed GAAP EPS of $0.49-$0.53 and is reiterating its revenue guidance range of $225-$230 million and gross margins of approximately 27-28%. The Company expects its effective tax rate for the full year of 2008 to be approximately 40%, and expects to end the year with approximately 30.0 million fully diluted shares outstanding.

Please note that historically, sales in the jewelry industry are seasonal typically higher in the fourth quarter as a result of higher consumer spending during the holiday shopping season. Approximately 28.5% and 33.8% of the Company’s net revenue in 2006 and 2007, respectively, was generated during the fourth quarter. As the Company continues to grow, it expects to experience more pronounced seasonal fluctuations in its net revenue. The Company expects a seasonally lower second and third quarter and anticipates an increasing amount of its revenue will be seasonally stronger in the fourth quarter.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (February 28, 2008) at 1:30 p.m., Pacific Time.  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com/calendar.cfm. For those unable to participate during the live broadcast, the webcast will be archived for 90 days and a replay will be available beginning Thursday, February 28, 2008 at 7:30 p.m. ET, through Thursday, March 13, 2008 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3843092.

Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability  to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchase from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Andrew Greenebaum / Patricia Dolmatsky

Integrated Corporate Relations

(310) 954-1100

agreenebaum@icrinc.com / pdolmatsky@icrinc.com

Lawrence Kong, CFO

Bidz.com, Inc.

(310) 280-7373

(Financials to follow)

Bidz.com, Inc.
Statements of Income

	Years Ended December 31,		Three Months Ended December 31,
(In thousands, except share and per share data)	2006	2007	2006	2007

Net revenue:
Merchandise sales	$131,687	$186,830	$37,555	$63,169
Other revenue	136	301	79	64
	131,823	187,131	37,634	63,233
Cost of revenue	100,633	132,683	29,973	43,482
Gross Profit	31,190	54,448	7,661	19,751
Operating expenses:
General and administrative	13,853	20,458	4,007	5,684
Sales and marketing	10,300	12,578	2,523	5,552
Rescission and public offering costs	1,287	—	56	—
Depreciation and amortization	273	498	78	152
Total operating expenses	25,713	33,534	6,664	11,388
Income from operations	5,477	20,914	997	8,363
Other income - interest income	80	41	3	8
Other expense - interest (expense)	(48)	(291)	(48)	(126)
Income before income tax expense	5,509	20,664	952	8,245
Income tax expense	120	2,538	(1)	32
Net income	$5,389	$18,126	$953	$8,213

Net income per share available to common shareholders - basic	$0.23	$0.77	$0.04	$0.34
Net income per share available to common shareholders - diluted	$0.23	$0.69	$0.04	$0.29
Weighted average number of shares outstanding - basic	23,302,026	23,567,995	23,270,154	24,150,069
Weighted average number of shares outstanding - diluted	23,791,368	26,266,008	23,749,702	28,507,483

Bidz.com, Inc.
Balance Sheets

	December 31,
(In thousands, except share data)	2006	2007

Assets
Current assets:
Cash	$359	$4,808
Accounts receivable	1,930	2,275
Inventories, net of reserves of $461 and $1,075 at December 31, 2006 and December 31, 2007, respectively	34,308	56,686
Other current assets	1,192	7,044
Total current assets	37,789	70,813
Property and equipment, net	478	1,323
Intangible asset	150	161
Deposits	125	104
Total assets	$38,542	$72,401

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$3,941	$5,924
Accounts payable (includes related party amounts of $4,331 and $5,050 at December 31, 2006 and December 31, 2007, respectively)	21,987	26,400
Accrued expenses	1,952	4,509
Deferred revenue	3,935	2,900
Total current liabilities	31,815	39,733

Commitments and contingencies

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2006 and December 31, 2007, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 23,233,904 and 23,556,354 at December 31, 2006 and December 31, 2007, respectively	23	25
Additional paid in capital	28,352	36,961
Shares held in treasury, at cost; 15,000 and 100,000 shares at December 31, 2006 and December 31, 2007, respectively	(90)	(886)
Accumulated deficit	(21,558)	(3,432)
Total stockholders equity	6,727	32,668
	$38,542	$72,401